Exhibit 99.1

Contacts:
	Semitool, Inc. Larry Viano, Chief Financial Officer 406.752.2107 lviano@semitool.com	Pfeiffer High Investor Relations, Inc. Geoff High 303.393.7044 www.pfeifferhigh.com

Semitool Announces Third Quarter Results for Fiscal 2008

Q3 net income improves to $3.4M, or $0.11 per share, on revenue of $67.0M;
Year-to-date net tool bookings up 66% versus comparable 2007 period

KALISPELL, MT – August 4, 2008 – Semitool, Inc. (Nasdaq: SMTL), a leading manufacturer of wafer processing equipment for the semiconductor industry, today reported financial results for its third fiscal quarter ended June 30, 2008.

Revenue increased 44 percent to $67.0 million versus revenue of $46.6 million in the third quarter a year ago. Gross margin was 48 percent versus 47 percent in the comparable year-ago quarter. Net income increased to $3.4 million, or $0.11 per share, versus breakeven bottom-line results in last year’s third quarter.

Semitool reported its fifth consecutive quarter of increased bookings, which improved 33 percent to $67.1 million from $50.6 million in the third quarter last year. Deferred revenue at the end of the third quarter was $17.8 million and shipping backlog was $74.9 million, combining for a total revenue backlog of $92.7 million. Product shipments during the third quarter were $63.8 million.

Larry Murphy, president and chief operating officer, said, “Our strong third quarter bookings were fueled by additional market share gains in Korea and China.  We booked more Raiders in these regions during Q3 than we have sold in the last four years combined. The momentum behind our Asian growth strategy continues to build, as roughly 67 percent of our third quarter tool bookings came out of the region. Year-to-date bookings to Asian customers are up 266 percent versus last year.”

“Even with the pullback in capital spending among several major device manufacturers, our year-to-date net tool bookings are up 66 percent versus the same period in fiscal 2007,” Murphy added. “Demand remains especially strong for wafer-level packaging and copper plating for memory applications.”

Through nine months, revenue increased to $178.5 million from $168.0 million at the nine-month mark last year. Net income was $4.8 million, or $0.15 per share, versus $6.7 million, or $0.21 per share, in the comparable year-ago period.

Cash and cash equivalents at June 30, 2008, were $13.9 million. Total current assets were $196.0 million and working capital was $134.1 million. Total shareholders’ equity was $175.8 million.

Guidance
Management expects fourth quarter revenue to be in a range of $62 million to $64 million, which would result in full-year revenue of between $240.5 million and $242.5 million. Fourth quarter earnings per share are expected to range from $0.05 to $0.07, which would result in full-year EPS of between $0.20 and $0.22. Fourth quarter shipments are expected to be in a range of $61 million to $62 million.

Conference Call Information
Semitool will host an investor conference call and simultaneous webcast today at 5:00 p.m. Eastern. The call can be accessed by dialing 877-356-3834 (706-679-0445 for international callers) and providing the passcode 56627575. The webcast will be available via the Internet at www.semitool.com. Webcast participants should access the website at least 10 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 90 days. An audio replay will be accessible approximately two hours after the call has ended and will be available until 11:59 p.m. Eastern on August 6, 2008. The replay can be accessed by dialing 800-642-1687 (706-645-9291 for international callers) and entering the passcode 56627575.

About Semitool, Inc.
Semitool designs, manufactures and supports highly engineered, multi-chamber single-wafer and batch wet chemical processing equipment used in the fabrication of semiconductor devices. The company’s primary suites of equipment include electrochemical deposition systems for electroplating copper, gold, solder and other metals; surface preparation systems for cleaning, stripping and etching silicon wafers; and wafer transport container cleaning systems. The company’s equipment is used in semiconductor fabrication front-end and back-end processes, including wafer-level packaging.

Headquartered in Kalispell, Montana, Semitool maintains sales and support centers in the United States, Europe and Asia. The company’s stock trades on Nasdaq under the symbol SMTL. For more information, please visit the company’s website at www.semitool.com.

Semitool is a registered trademark of Semitool, Inc.

Safe Harbor Statement
The matters discussed in this news release include forward-looking statements, including statements related to (i) demand for wafer-level packaging and copper plating for memory applications and (ii) financial guidance for the fourth quarter and fiscal year ending September 30, 2008. Also, bookings, deferred revenue, shipping backlog, revenue backlog and product shipments are not necessarily an indication of revenue in any future period. These forward-looking statements are based on management’s assumptions, estimates and projections as of the date hereof and are subject to risks and uncertainties that are discussed in our filings with the U.S. Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and subsequent filings with the SEC. Many factors can adversely affect forecasted financial performance, including cancellations and push-outs, customers’ on-site acceptance of our products, unanticipated costs, as well as a number of other risk factors described in our Form 10-K. Our business in general is subject to risks that can cause actual results to differ materially from those anticipated in our forward-looking statements, including, without limitation, demand being adversely affected by the cyclicality in the semiconductor industry, delays in acceptance and payment for shipped tools, the company’s ability to timely deliver and support its products, technological changes that affect our ability to compete, the risks associated with competing on a global basis and possible volatility in key markets, including Asia. We assume no obligation to update forward-looking statements that become untrue because of subsequent events.

(Financial tables follow)

SEMITOOL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Per Share Amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007	2008	2007
Net sales	$66,973	$46,606	$178,523	$168,045
Cost of sales	34,871	24,497	92,177	86,790

Gross profit	32,102	22,109	86,346	81,255

Operating expenses:
Selling, general and administrative	19,206	16,050	57,972	54,380
Research and development	7,917	6,518	21,843	20,265
Downsizing costs	--	677	--	677
Gain on sale of building	--	--	--	(648)

Total operating expenses	27,123	23,245	79,815	74,674

Income (loss) from operations	4,979	(1,136)	6,531	6,581
Other income (expense), net	(274)	(372)	632	(111)

Income (loss) before income tax	4,705	(1,508)	7,163	6,470
Income tax provision (benefit)	1,271	(1,463)	2,360	(248)

Net income (loss)	$3,434	$(45)	$4,803	$6,718

Earnings per share:
Basic	$0.11	$0.00	$0.15	$0.21

Diluted	$0.11	$0.00	$0.15	$0.21

Weighted average common shares:
Basic	32,437	32,074	32,297	32,015
Diluted	32,602	32,074	32,494	32,478

SEMITOOL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands)

	June 30, 2008	September 30, 2007
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$13,899	$16,090
Restricted cash	725	--
Marketable securities	380	--
Trade receivables, net	74,558	56,999
Inventories	89,028	78,017
Prepaid expenses and other current assets	17,457	16,875

Total current assets	196,047	167,981
Property, plant and equipment, net	47,510	49,148
Other assets, net	8,805	9,200

Total assets	$252,362	$226,329

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$16,348	$12,958
Other current liabilities	45,648	31,654

Total current liabilities	61,996	44,612
Long-term liabilities	14,603	12,864

Total liabilities	76,599	57,476

Shareholders' equity:
Common stock	86,591	83,215
Retained earnings	90,262	86,130
Accumulated other comprehensive loss	(1,090)	(492)

Total shareholders' equity	175,763	168,853

Total liabilities and shareholders' equity	$252,362	$226,329